UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Friday, May 19, 2006
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia	000-06072	58-1035424
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement
On May 5, 2006, the Registrant entered into an agreement with Paul B. Domorski concerning Mr. Domorski’s employment as President and Chief Executive Officer of the Registrant. On May 19, 2006, the Registrant entered into an agreement with Alfred G. Hansen, currently the Registrant’s President and Chief Executive Officer, concerning both his retirement from those positions and his continued employment as an adviser to the Board of Directors and the new Chief Executive Officer. Additional information concerning these agreements is provided in Item 5.02 of this Report.
Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Alfred G. Hansen, the Registrant’s President and Chief Executive Officer, has resigned from those positions, and from membership on the Registrant’s Board of Directors, effective June 2, 2006. Mr. Hansen, who is age 72, has resigned pursuant to his retirement, which he has scheduled to coincide with the identification and employment of a suitable successor.
Mr. Hansen and the Registrant have agreed that, following his retirement, he will continue to be employed for two years in the capacity of part-time adviser to the Board of Directors and Chief Executive Officer, at an annual salary of $225,000. Mr. Hansen will also be eligible for a payment under the Registrant’s Executive Annual Incentive Compensation Plan for 2006 in accordance with the parameters previously set by the Compensation Committee and Board of Directors, prorated based on his reduced base salary earnings during 2006.
The Board of Directors has designated Paul B. Domorski to become the Registrant’s President and Chief Executive Officer effective June 2, 2006, and has also elected Mr. Domorski to become a member of the Board of Directors effective upon his assumption of those positions.
Prior to commencing his new position, Mr. Domorski, age 49, has been Vice President, Service Operations (since 2003) of Avaya Inc., which provides communication systems, applications and services for enterprises, including businesses, government agencies and other organizations. Previously, he served as President and Chief Executive Officer (2000-2001) during the restructuring of RSL Communications Ltd., an international provider of communications services, and thereafter until 2002 served as a consultant to RSL during the final phases of its reorganization. Mr. Domorski has also been President (1997-2000) of British Telecom Syncordia Solutions, a subsidiary of British Telecom that was organized from among various British Telecom operations to provide combined product/services outsourcing and communications solutions.
As President and CEO, Mr. Domorski will be compensated at the rate of $400,000 per year. He and the Registrant have also agreed that upon his commencing employment, he will be awarded 20,000 shares of restricted stock, 50% of which would vest free of restrictions after two years of employment, with the remaining 50% vesting after three years. He will also be awarded an option for 75,000 shares of stock, exercisable at the market price on the date he commences employment, becoming first exercisable over a four-year period subject to the Registrant meeting annual performance targets, and expiring at the end of six years. The agreement with Mr. Domorski also provides for payments in the event of loss of or material adverse change in his employment following a change-in-control, such payment being equal to three years’ salary in the case of a change-in-control not approved by the Registrant’s Board of Directors, and equal to two years’ salary in the case of a Board-approved change-in-control. Mr. Domorski will also be entitled to one year of salary in the event he is involuntarily terminated as an employee or CEO, without cause. The Registrant will be responsible for costs incurred by Mr. Domorski in relocating his family and home to Atlanta, and will provide him the various retirement, medical and other insurance benefits generally provided to the Registrant’s officers.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
EMS TECHNOLOGIES, INC.

Date: May 23, 2006	By:	/s/ Don T. Scartz
Don T. Scartz
Executive Vice President, Chief Financial Officer and Treasurer